Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

November 2012

HES Board nominations due soon

Members interested in running for a position on the Homeland Energy Solutions Board of Directors need to submit an application by Jan. 1.

At the company's annual meeting, tentatively scheduled for April 4, members will vote on directors for the seats currently held by Chairman Jim Boeding, Vice Chairman Pat Doyle, and Chad Kuhlers. Directors are elected to serve three-year terms.

If you are interested in serving on the board, please contact one of the following members of the nominating committee:

Bernard Retterath: 641-220-8016
Maurice Hyde: 641-858-5617
Christine Marchand: 641-420-2742
Jim Erickson: 563-237-5324

An application form is available on the company's website or by calling the Homeland Energy Solutions office.

Happy Holidays
from the
Board of Directors
& Employees of
Homeland Energy
Solutions

Commodity Outlook

E15 provides bright spot in ethanol market puzzle

As I attempt to manage the corn and ethanol price into something profitable here at Homeland Energy Solutions, I do get frustrated. It has been difficult to impossible the last several months to come out on the positive side. I get frustrated with our industry not slowing down more — I know there are plants less efficient than us that are still operating. I get frustrated with the ethanol imports that are hurting our prices. I get frustrated with those individuals and organizations that are asking for a change in the RFS. I get frustrated with the reluctance to use and help promote E15 to increase the demand for our ethanol. I could go on and on. Do I sound like a complainer/whiner? Times are tough everywhere, right?

I find that focusing on the bright spots in our business makes my job a bit easier and much more enjoyable. There are some businesses in our area that are doing all they can to promote ethanol by spending the dollars and installing blender pumps. These businesses are doing what they can to help Homeland by providing us corn, selling ethanol, and helping increase our ethanol demand by making new blends like E15, E20, and E30 available. By doing this, they are giving area farmers and drivers access to new ethanol products, increasing the demand for ethanol and corn, and ultimately, helping the economy. I could go on by touting the use of ethanol, the resulting cleaner environment, and the reduction in the demand for foreign oil.

I would like to identify Five Star Co-op in New Hampton, Fredericksburg Farmers Co-op in Fredericksburg, and Faststop in Cresco as those businesses that have taken the extra step and installed blender pumps in our area. Please, help me salute those people who manage or sit on the boards of directors of those facilities for making the decision that helps our rural economy in so many different ways: corn price, local jobs, industry jobs, and our economy. I know where I am filling my gas tank. Where will you fill yours?

My hats off to these businesses, and I challenge those of you who have input into decisions about whether to add blender or E15 pumps in other businesses to do the same. Why wait? We have E15 approved, and retailers don't need to make any changes to their infrastructure, but we cannot be passive about making it available. Please help us and yourself. Tell your retailer that if they want to keep your business, they need to put in a blender pump or at least E15.

Thank you Five Star, Farmers Co-op Fredericksburg, and Faststop!

— Stan Wubbena,
Grain Merchandiser

Paying off debt helps HES through tough market

The ethanol industry continued to be plagued by high corn prices driven by poor summer growing conditions, high imports from Brazil, and excess ethanol inventories due to low market demands during the third quarter of 2012. Despite recording yields in excess of previous company highs, Homeland was not shielded from the obstacles facing the industry and reported a net loss of approximately $2.4 million, or $27.28 per share, for the three months ended September 30, 2012. Year to date, Homeland has recorded a net income of approximately $400,000, or $4.42 per share.

On a brighter note, I am happy to report that Homeland Energy Solutions, LLC made its final long-term loan payment on November 1, 2012. The original principal value of this loan was more than $70 million. For Homeland to be free of long-term debt in less than four years of operation is a remarkable accomplishment. HES continues to use its $20 million line of credit as needed to manage the financial needs of the company.

The other hot topic this time of year seems to be the impact that being a member of HES will have on members' taxes. With this in mind, we are projecting our 2012 taxable losses to fall in the range of $60 per share. Keep in mind that this is only a projection and that the impact of taxable income or loss will be different for each individual or business member of HES. Please consult your independent tax professional for details specific to your personal or business situation.

Highlights of the financial results are printed below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

INCOME STATEMENT					
		Quarter Ended 9/30/12	Quarter Ended 9/30/11	Nine Mos Ended 9/30/12	Nine Mos Ended 9/30/11
Revenue	$	84,499,206	109,993,347	270,291,094	311,039,904
Cost of Goods Sold		86,269,126	99,853,635	267,797,786	284,776,346
Operating Expenses		646,389	722,292	2,074,842	2,072,988
Operating Income (Loss)		(2,416,309)	9,417,420	418,466	24,190,570
Other Income (Expenses)		(50,984)	(284,350)	(18,605)	(563,129)
Net Income (Loss)	$	(2,467,293)	9,133,070	399,861	23,627,441
Net Income (Loss) Per Unit	$	(27.28)	100.98	4.42	261.24

BALANCE SHEET						
		9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Current Assets	$	17,665,670	22,923,994	22,606,784	23,319,876	40,096,550
Property & Equipment		123,315,020	125,739,327	128,500,431	131,218,450	133,304,823
Other Assets		3,816,724	3,549,053	3,186,627	2,971,781	3,168,212
Total Assets	$	144,797,414	152,212,374	154,293,842	157,510,107	176,569,585
Current Liabilities	$	9,487,823	10,935,490	23,738,453	16,571,192	24,641,577
Long-term Liabilities		6,246,488	9,746,488	246,488	246,488	23,961,908
Total Members' Equity		129,063,103	131,530,396	130,308,901	140,692,427	127,966,100
Total Liabilities & Equity	$	144,797,414	152,212,374	154,293,842	157,510,107	176,569,585
Book Value per membership unit	$	1,427	1,454	1,441	1,556	1,415

EPA denies RFS waiver request

The Environmental Protection Agency issued a statement Nov. 16 denying requests to waive the renewable fuels standard (RFS2).

"The U.S. Environmental Protection Agency today announced that the agency has not found evidence to support a finding of severe 'economic harm' that would warrant granting a waiver of the Renewable Fuels Standard (RFS)," EPA said in a press release. "The decision is based on economic analyses and modeling done in conjunction with the U.S. Department of Agriculture and U.S. Department of Energy." .

Requests for the waiver had been filed by the governors of several states at the urging of livestock groups over concerns about drought conditions and high corn prices.

Among the governors who filed the requests were Arkansas Gov. Mike Beebe (D), North Carolina Gov. Beverly Perdue (D), New Mexico Gov. Susana Martinez (R), Georgia Gov. Nathan Deal (R), Texas Gov. Rick Perry (R) and Virginia Gov. Bob McDonnell (R).

"We recognize that this year's drought has created hardship in some sectors of the economy, particularly for livestock producers," said Gina McCarthy assistant administrator for EPA's Office of Air and Radiation. "But our extensive analysis makes clear that Congressional requirements for a waiver have not been met and that waiving the RFS will have little, if any, impact."

Nearly 30,000 comments were received during the 45-day waiver comment period, which closed on Oct. 11. In the comments, biofuel groups urged EPA to deny the waiver, saying the request did not match the required criteria for approval, while food and livestock groups supported the waiver, believing that the lifting of the provision would reduce corn prices.

Homeland Energy Solutions President and CEO Walt Wendland says that denial of the waiver is welcomed, but is not expected to impact current market conditions.

"I think it was already built into the market that the the waiver would be denied, given the positive effect that ethanol has by holding down fuel prices," Wendland said.

In response to the various RFS2 waiver requests, some in the biofuels industry recently formed Fuels America, a campaign managed by The Glover Park Group to specifically defend and promote RFS2.

Renewable Fuels Association (RFA) President Bob Dinneen praised the announcement. "The EPA made the right decision today. We applaud the EPA for basing its decision on thoughtful analysis of the facts and not emotion or panic," he said.

National Corn Growers Association President Pam Johnson also applauded EPA. "We believe Administrator Jackson appropriately recognized petitioners did not properly prove severe nationwide economic harm had occurred, thereby creating no justification for a waiver of the RFS," she said.

Iowa Renewable Fuels Association Executive Director Monte Shaw stated: "The decision by the EPA to deny requests to waive the RFS was clearly based on the facts and proves the current policy is working. There was simply no legitimate reason to waive the RFS given the massive amount of excess RINs available coupled with a 'top ten' corn harvest. The inherent flexibilities built into the RFS allow the market to adjust to a short corn crop and prove the RFS is built to last – even during difficult years. Today's EPA announcement is proof that Congress should not waste time 'fixing' an RFS policy that isn't broken."

Final harvest reports: 8th largest corn crop in US history

While many areas of the country experienced drought conditions this year that severely impacted localized corn production, the overall 2012 harvest is forecast to be the 8th largest in U.S. history at 10.7 billion bushels, up slightly from previous projections. In its November crop report, the USDA also slightly increased anticipated corn ending stocks for the 2012-2013 marketing season to 674,000 bushels.

Corn devoted to ethanol production held steady in the month-to-month forecast, at 4.5 billion bu for 2012-2013, but that would be 10.2% behind the agency's corn-to-ethanol estimate for the previous season. The latest forecast for corn-ethanol use would also represent about 42% of 2012-2013 corn output and 38.1% of the expected supply available during the season.

Globally, the corn crop is anticipated to be the second-largest on record at 839.7 million tons, boosted by improved economics and increased productions in many countries around the world.

HES hosts plant managers

Plant managers from 35 ethanol plants representing nine states and Canada came together at Homeland Energy Solutions Oct. 23-25 to discuss and share ideas and best practices. The idea for such a meeting spun off from the maintenance managers' group who have been meeting like this for several years. By being willing to share and network, the managers go home with ideas to enhance their operations and relationships they can call on going forward. One example is the email distribution that is utilized to discuss and share information several times per week amongst the members.

The first Plant Manager's meeting included 25 people and has grown to over 60 plant personnel and 35 vendors participating. The group has been expanded to include lab managers and operations/production managers as well. Vendors pay a nominal fee to participate.

The agenda grows with each meeting. This year started off with presentations from a few key vendors who have added value to the Homeland operation. Next, the group took a tour of our facility and got to "kick the tires" on some of the things they were looking at implementing that we have at HES. At the Isle of Capri in Waterloo the Biofuels Mobile Education Center (BMEC) was on display, and Kristi Moore, vice president of technical services for the Renewable Fuels Association was key note speaker.

The next meeting will be hosted by Southwest Iowa Renewable Energy (SIRE) in Council Bluffs, Iowa, in March 2013.

Meet your team members

Scott Bauer, maintenance manager



Q. What do you like most about working at Homeland?

A. Homeland has been a great company for me to work for as I have a family at home, and Homeland is a very family-oriented company. My wife and kids have been able to get to know everyone at Homeland, and the company does many things to include your family as part of the Homeland family. It is a very flexible company to work for and makes you feel like your family comes first to them also. And you can't beat all the great meals.

Q. Tell us about your background. (HS, college, previous jobs)

A. I graduated from Riceville Community High School and went right to the workforce working for Featherlite in Cresco, Iowa, for 22 years. I started at Featherlite as a worker on the line and worked my way up into a Supervisory position and Safety Management position.

Q. Tell us about your family.

A. I married my wife, Jennifer Bauer, last year. She works for the Howard County Sheriff's Office. We have four kids: Jordan Bauer, 18, who is a senior in high school and planning to attend Iowa Central College next year to study radiology; Kyler Bauer, 13, 8th grade; Kaleb Tweite, 12, 7th grade, and Kooper Tweite, 7, 2nd grade.

Q. Any hobbies or interests?

A. I enjoy hunting and fishing and all of my boys enjoy it, too, so we do lots of fishing and hunting trips together. I also enjoy riding my Harley. All of our kids are involved in many activities at school, and I enjoy watching them all play in their sports.

Homeland Energy Solutions Board of Directors
Jim Boeding, Chairman
Pat Boyle, Vice Chairman
Christine Marchand, Secretary
Mathew Driscoll
Leslie Hansen
Ed Hatten
Maurice Hyde
Chad Kuhlers
Bernard Retterath
Steve Retterath
Robert Sieracki

Management Team
Walter Wendland, President & CEO
David Finke, Chief Financial Officer
Stan Wubbena, Grain Merchandiser
Kevin Howes, Plant Manager

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

Save the date!
Annual meeting
April 4, 2013